UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 27, 2006

Capital One Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stockholder Approval of Amended and Restated 2004 Stock Incentive Plan

At the Capital One Financial Corporation’s (“Capital One” or the “Company”) annual meeting of stockholders held on April 27, 2006, the stockholders of the Company, upon the recommendation of Board of Directors of the Company (the “Board”), approved the Amended and Restated Capital One Financial Corporation 2004 Stock Incentive Plan (the “Amended and Restated 2004 SIP”). The amendments, among other things, make the following changes:

•	Increase the number of available shares by 12 million;
•	Limit the number of shares available for awards other than stock options to half of the pool of shares;
•	Formalize the Company’s current policy of not adding shares withheld for taxes back into the available pool;
•	Add a monetary cap to the incentive pool awards of no more than $10 million per associate;
•	Clarify that the Company will not “cash out” underwater options; and
•	Add language to ensure compliance with Section 409A of the Internal Revenue Code regulating deferred compensation.

The foregoing summary description of the Amended and Restated 2004 SIP is qualified in its entirety by reference to the actual terms of the Amended and Restated 2004 SIP, which is attached hereto as Exhibit 10.1. For additional information regarding the Amended and Restated 2004 SIP, refer to Proposal 3 (Approval and Adoption of the Amended and Restated Capital One 2004 Stock Incentive Plan) on pages 38-45 of the Company’s 2006 Proxy Statement, as filed with the SEC on March 23, 2006, which is incorporated herein by reference.

Approval of 2006 Base Salary, Bonus and Long Term Incentive Awards

On April 27, 2006, the Board approved a number of compensation related items for its named executive officers (the “Named Executive Officers”) as detailed below. These details exclude the Chief Executive Officer, whose 2006 compensation was determined on December 20, 2005 and was summarized in a Form 8-K filed by Capital One on December 23, 2005. The compensation structure for the Named Executive Officers includes Base Salary, Annual Bonus and Long-Term Incentive Awards. The overall total 2006 compensation structure and target amounts approved for the Named Executive Officers did not increase materially over the total compensation paid to such officers in 2005. Increases in 2006 total target compensation for the Named Executive Officers, subject to actual company and individual performance over the course of the year, ranged from 6% to 10%. For 2006, however, the compensation structure was changed, to reflect current market trends for executive compensation, by reducing the portion of total compensation paid through long-term incentive awards and correspondingly increasing the portion paid through base salary and annual bonus.

Base Salary: The Board approved 2006 base salaries for its Named Executive Officers that reflected increases of between 5% to 20% over 2005 base salaries.

Annual Bonus: The Board approved the performance metrics for the 2006 Annual Bonus Program. The financial metrics include the Company’s earnings per share (EPS) compared to its peer group, and the Company’s performance compared to achievement of its annual operating plan. Annual bonuses for Capital One’s Named Executive Officers are designed to reward both financial performance as well as other key performance metrics. Each executive’s target opportunity is based on his or her position and scope of responsibilities. Bonus payments are based on both company and individual performance, with greater emphasis on company performance for Named Executive Officers. The company performance component payout may range from 0% to 200% of the target amount, and the individual performance component may range from 0% to 150% of the target amount.

The 2006 annual bonus payments will be based on performance for the year ending December 31, 2006. At present, it is expected that 2006 annual bonus payments to the Company’s Named Executive Officers will be made in March 2007, and the Named Executive Officer must be continuously employed by the Company through the date of payment to be eligible to receive such payment.

Long-Term Incentive Awards: The Board approved a vehicle mix for the delivery of long-term incentive awards to Named Executive Officers to consist of 60% stock options and 40% restricted stock. Payouts on long-term incentive awards may range from 0%—125% of the target amount, in all cases depending on individual performance.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On April 27, 2006, the Board of Directors of the Company amended the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all its directors, officers and employees. The summary of the amendments to the Code of Conduct that are briefly described below is qualified in its entirety by reference to the amended Code of Conduct, which is filed as Exhibit 14.1 to this Form 8-K and is incorporated herein by reference. The amended Code of Conduct will also be posted on the corporate governance page of the Corporation’s website at www.capitalone.com/investors/.

The following amendments were made to the Code of Conduct: corporate titles were updated; language was added to reflect Federal Deposit Insurance Corporation (“FDIC”) Section 19 requirements and to clarify that associates must report certain convictions to the Company; language was added to state that the Company has the right to conduct ongoing background screening of associates; and language was modified to reflect new points of contact for associates should questions regarding the Code of Conduct arise. The amendments also included technical, administrative or other non-substantive word changes in other sections of the Code of Conduct.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Amended and Restated 2004 Capital One Stock Incentive Plan.

14.1	Capital One Financial Corporation Code of Business Conduct and Ethics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION
Date: May 3, 2006

/s/ JOHN G. FINNERAN, JR.
Name: John G. Finneran, Jr. Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated 2004 Capital One Stock Incentive Plan.

14.1	Capital One Financial Corporation Code of Business Conduct and Ethics.

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